Exhibit 99.1

Contacts: Media	Investors
Dan Diaz	Mike Salop
720-332-5564	720-332-8276
daniel.diaz@westernunion.com	mike.salop@westernunion.com

Western Union Reports Fourth Quarter and Full Year Results
Full Year Revenue $5.7 Billion, GAAP Earnings per Share $1.69
Over $1 Billion Returned to Shareholders in 2012
2013 Outlook Reflects Previously Announced Strategic Actions
to Drive Long-term Growth
_________________________________________________________

Englewood, Colo., February 12, 2013 - The Western Union Company (NYSE: WU) today reported financial results for the 2012 fourth quarter and full year, and its financial outlook for 2013. The Company's full year revenue and operating margin were consistent with the updated 2012 outlook provided on October 30, 2012.

For the full year, the Company reported a 3% revenue increase, or a pro forma constant currency revenue increase of 1% adjusting for the impact of the Travelex Global Business Payments (TGBP) acquisition. Cash provided by operating activities reached approximately $1.2 billion in 2012, with over $1 billion returned to shareholders through dividends and share repurchases.

2013 Strategies

Western Union's 2013 strategies are focused on three key initiatives: strengthening consumer money transfer; driving customer growth and usage in Western Union Business Solutions; and generating and deploying strong cash flow for shareholders.

•
Strengthening consumer money transfer. To drive renewed growth in consumer money transfer the Company is implementing several key actions, including: improving the consumer value proposition by making pricing investments in key corridors and enhancing services and the customer experience; continuing to expand the digital and electronic account based money transfer channels; and further expanding the agent network.

Western Union began implementing pricing investments in key corridors in late 2012, with additional actions still in progress. Early results from these investments are meeting the Company's overall objectives, as the actions have driven the transaction and usage increases expected in the initial weeks.

The Company also plans to continue connecting the cash and digital worlds for its consumers. Digital and electronic account based money transfer channels delivered strong growth and new customer acquisition in 2012, and actions are planned to accelerate usage in 2013 through added capabilities, enhanced value propositions, and expanded reach. Westernunion.com money transfer transactions increased over 40% in 2012, while transactions for electronic account based money transfer through banks increased over 50%.

•
Driving growth in customers and usage in Western Union Business Solutions. To maximize the long-term opportunity in business-to-business payments, Western Union Business Solutions is continuing to increase its product offerings, expand to new markets, and improve sales force effectiveness to drive new customer acquisition and growth opportunities with existing customers. The Company anticipates revenue growth will accelerate as these initiatives take hold throughout 2013.

•
Generating and deploying strong cash flow for shareholders. Western Union is targeting generating cash flow from operating activities of approximately $900 million in 2013, or approximately $1 billion excluding anticipated final tax payments related to the agreement announced with the Internal Revenue Service in December 2011 (IRS Agreement), and returning approximately $700 million to shareholders through share repurchases and dividends.

The Company expects pricing and other investments to result in revenue and operating profit declines in 2013, but lead to growth in 2014 and 2015 as a result of increased consumers and usage, additional products and services, and the benefits from the cost savings initiatives.

“We have a solid strategy for growth. Our foundation is strong, with a valued brand, global network, and worldwide operations and expertise,” said President and Chief Executive Officer Hikmet Ersek. “We are confident the strategic actions we are implementing in 2013 will position us well for the future and drive revenue and profit growth in 2014 and beyond.”

Ersek added, “Strong cash flow generation remains one of the great aspects of our business model. Even as we invest for the future in 2013 we expect to generate and deploy high levels of cash flow for our shareholders. Currently, we anticipate paying dividends and repurchasing shares that combined represent approximately 8% of our current market capitalization.”

2013 Outlook

The Company expects the following outlook for 2013, including the impact of strategic actions intended to drive revenue and profit growth in 2014 and 2015:

Revenue

•	Low single digit constant currency revenue declines

•	Consumer money transfer pricing investments of approximately 5% of total Company revenue are reflected in the outlook

Consumer-to-Consumer (C2C) Transactions

•	Mid to high single digit Western Union brand C2C transaction increases

•	Overall C2C transaction growth approximately 2 percentage points lower than the Western Union brand due to declines from Vigo and Orlandi Valuta resulting from compliance related actions

Operating Margins

•	GAAP operating margin of approximately 20%

•	EBITDA margin of approximately 24.5%

•
Approximately two-thirds of the GAAP operating margin decline compared to 2012 is attributable to actions being implemented to improve competitive positioning, including the impact of pricing investments, and mix. The remaining one-third is primarily attributable to other growth investments and increased compliance costs

Tax Rate

•	Effective tax rate of approximately 15%

Earnings Per Share

•	GAAP EPS in a range of $1.33 to $1.43, including approximately $0.03 per share of after-tax expense related to TGBP integration activities

•	EPS includes approximately $0.06 per share of after-tax expense related to new cost savings initiatives

•	EPS reflects an increase in Other Expense of approximately $0.04 per share after-tax compared to 2012, primarily due to higher net interest expense and changes in other miscellaneous items

Cash Flow

•
Cash flow from operating activities of approximately $900 million, or approximately $1 billion excluding anticipated final tax payments of approximately $100 million relating to the IRS Agreement. The Company anticipates returning approximately $700 million to shareholders in 2013 through share repurchases and dividends

Cost Savings Initiatives
In order to increase productivity and partially fund spending for future growth, the Company plans to implement additional cost savings initiatives. These actions are expected to have a negative impact on 2013 financial results, but have a positive impact beginning in 2014. The 2013 outlook includes approximately $45 million of expenses related to such initiatives, which is in addition to the $31 million incurred in the fourth quarter of 2012. Expenses relate primarily to severance, outplacement and other related benefits, and other expenses related to relocation of various operations to existing Company facilities and third-party providers. These initiatives are expected to generate approximately $30 million of related cost savings in 2013, and approximately $45 million in 2014. The 2013 outlook also includes approximately $20 million of expenses for TGBP integration activities.

Financial highlights for the 2012 full year

▪	Revenue of $5.7 billion, a reported increase of 3%, or 5% constant currency, compared to 2011

▪	Pro forma revenue increase of 1% constant currency, including Travelex Global Business Payments in the prior year

▪
Operating margin of 23.5%, or 24.2% excluding TGBP integration expenses of $43 million, compared to 25.2%, or 26.2% excluding restructuring expenses of $47 million and TGBP integration expenses of $5 million, in 2011. The 2012 operating margin includes $31 million of expenses incurred in the fourth quarter related to new cost savings initiatives

▪	EBITDA margin excluding TGBP integration expenses of 28.5%, compared to 29.6% excluding restructuring expenses and TGBP integration expenses in the prior year

▪
Other expense, net, of $161 million, compared to $110 million in the prior year. The prior year includes gains of $50 million related to the revaluation of the Company's previous 30% ownership interests in both Angelo Costa S.r.l. and Finint S.r.l. and $21 million related to foreign currency forward contracts primarily for the acquisition of TGBP

▪
Effective tax rate of 12.2%, compared to 8.6% in the prior year. The 2012 rate includes various benefits from favorable tax settlements and changes in the mix of foreign and U.S. earnings and applicable tax rates, while the 2011 rate includes a $205 million benefit related to the IRS Agreement

▪
GAAP EPS of $1.69, compared to $1.84 in the prior year. EPS of $1.74 excluding TGBP integration expenses, compared to $1.57 excluding restructuring expenses and the tax benefit related to the IRS Agreement in the prior year. The 2012 EPS includes $0.03 of expense related to new cost savings initiatives

▪	Cash provided by operating activities of approximately $1.2 billion, including the impact of tax payments of $92 million relating to the IRS Agreement

▪	Share repurchases of $772 million and dividends paid of $254 million for the full year

Fourth Quarter 2012 Highlights

Financial highlights for the 2012 fourth quarter

▪	Revenue of $1.4 billion, flat on a reported and constant currency basis compared to last year's fourth quarter

▪	Pro forma revenue decrease of 1% constant currency, including TGBP in the prior year period

▪
Operating margin of 20.1%, or 20.9% excluding TGBP integration expenses of $12 million, compared to 25.0%, or 25.4% excluding TGBP integration expenses of $5 million, in the prior year period. The current quarter includes $31 million of expenses related to new cost savings initiatives

▪	EBITDA margin excluding TGBP integration expenses of 25.2%, compared to 29.2% in the prior year period

▪
Other expense, net, of $41 million, compared to $6 million in the prior year period. The prior year period includes gains of $20 million related to the revaluation of the Company's previous 30% ownership interest in Finint S.r.l. and $21 million related to foreign currency forward contracts primarily for the acquisition of TGBP

▪
GAAP EPS of $0.40, compared to $0.73 in the prior year quarter. EPS of $0.42 excluding TGBP integration expense, compared to $0.40 excluding the tax benefit related to the IRS Agreement in the prior year quarter. EPS in the current year quarter includes $0.03 of expense related to cost savings initiatives

Additional highlights for the 2012 fourth quarter

▪
Consumer-to-Consumer revenue decrease of 2% on a reported and constant currency basis, with a transaction decline of 1%, compared to the prior year period. For the Western Union brand, transactions increased 3% and constant currency revenue increased slightly. Transactions and revenue for the Vigo and Orlandi Valuta brands declined as a result of compliance changes related to the Southwest Border Agreement

◦	C2C represented 81% of Company revenue

◦
North America region revenue decrease of 9% from the prior year period, primarily due to the impact of compliance related actions affecting the Vigo and Orlandi Valuta brands serving the U.S. to Mexico and various Latin American countries

◦	Europe and the CIS region revenue decrease of 5%, including a negative 2% impact from currency translation

◦	Middle East and Africa (MEA) region revenue increase of 3%, including a negative 2% impact from currency translation

◦	Asia Pacific (APAC) region revenue flat, including a positive 1% impact from currency translation

◦	Latin America and the Caribbean (LACA) region revenue increase of 2%, including a negative 2% impact from currency translation

◦	westernunion.com revenue increase of 16%, with no impact from currency translation

◦	C2C operating margin of 25.0% compared to 28.0% in the prior year

▪	Consumer-to-Business (C2B) payments revenue decrease of 1% reported, including a negative 3% impact from currency translation

◦	C2B represented 11% of Company revenue

◦	C2B operating margin of 17.0% compared to 27.3% in the prior year period

▪	Business Solutions revenue of $93 million, compared to $68 million in the prior year

◦	Business Solutions represented 6% of Company revenue

◦	Pro forma revenue down 2% on a constant currency basis, including TGBP revenue in the prior year period

◦
Operating loss of $18 million, including $18 million of depreciation and amortization and $12 million of TGBP integration expenses, compared to an operating loss of $2 million in the prior year (prior year includes a partial quarter of TGBP)

▪	Electronic channels revenue increase of 22%

◦
Electronic channels, which include westernunion.com, account based money transfer, and mobile money transfer, represented 4% of total Company revenue (included in the various segments), compared to 3% of Company revenue in the prior year period

▪	Prepaid revenue increase of 16%

◦	Prepaid including third party top-up represented 1% of Company revenue

▪	Agent locations of approximately 510,000 as of December 31

▪	Share repurchases of $351 million (27 million shares at an average price of $13.12 per share) and dividends declared of $0.125 per share or $72 million in the quarter

Additional Statistics

Additional key statistics for the quarter and historical trends can be found in the supplemental tables included with this press release.

Non-GAAP Measures

Western Union presents a number of non-GAAP financial measures because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods. These non-GAAP financial measures include revenue change constant currency adjusted; pro forma revenue change TGBP and constant currency adjusted; operating income margin excluding restructuring and TGBP integration expense; EBITDA margin excluding restructuring and TGBP integration expense; earnings per share adjusted for restructuring, the IRS Agreement and TGBP integration expense; Consumer-to-Consumer segment revenue change constant currency adjusted; Business Solutions segment pro forma revenue change TGBP and constant currency adjusted; 2013 EBITDA margin outlook; 2013 operating cash flow outlook IRS Agreement adjusted; and additional measures found in the supplemental schedule included with this press release.

Reconciliations of non-GAAP to comparable GAAP measures are available in the accompanying schedules and in the “Investor Relations” section of the Company's website at www.westernunion.com.

EBITDA

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) results from taking operating income and adjusting for depreciation and amortization expenses. The 2012 EBITDA has been adjusted to exclude TGBP integration expense, and the 2011 EBITDA has been adjusted to exclude restructuring expenses and TGBP integration expense. EBITDA results provide an additional performance measurement calculation which helps neutralize the operating income effect of assets acquired in prior periods.

TGBP Integration

The Company recorded approximately $43 million of integration expense for TGBP in 2012, of which approximately $12 million was incurred in the fourth quarter. The Company recorded approximately $5 million of integration expense for TGBP in the fourth quarter of 2011. TGBP integration expense consists primarily of severance and other benefits, retention, direct and incremental expense consisting of facility relocation, consolidation and closures; IT systems integration; amortization of a transitional trademark license; and other expenses such as training, travel, and professional fees. Integration expense does not include costs related to the completion of the TGBP acquisition.

Restructuring

The Company did not incur any restructuring expenses in 2012 or in the fourth quarter of 2011. Through September 30, 2011, the Company recorded $47 million of restructuring charges. Approximately $11 million was included in cost of services and $36 million was included in selling, general, and administrative expense. Restructuring expenses are not reflected in segment operating results.

Restructuring expenses include expenses related to severance, outplacement and other related benefits; facility closure and migration of IT infrastructure; and other expenses related to relocation of various operations to new or existing Company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs, and the acceleration of depreciation and amortization.

Currency

Constant currency results assume foreign revenues and expenses are translated from foreign currencies to the U.S. dollar, net of the effect of foreign currency hedges, at rates consistent with those in the prior year. Constant currency results also assume any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the U.S. dollar, net of the effect of foreign currency hedges, would have been consistent with the prior year. Additionally, the measurement assumes the impact of fluctuations in foreign currency derivatives not designated as hedges and the portion of fair value that is excluded from the measure of effectiveness for those contracts designated as hedges is consistent with the prior year.

Investor and Analyst Conference Call and Slide Presentation

The Company will host a conference call and webcast, including slides, at 4:30 p.m. Eastern Time today. To listen to the conference call via telephone, dial 1-888-317-6003 (U.S.) or +1-412-317-6061 (outside the U.S.) ten minutes prior to the start of the call. The pass code is 3791122.

The conference call and accompanying slides will be available via webcast at http://ir.westernunion.com. Registration for the event is required, so please register at least five minutes prior to the scheduled start time.

A replay of the call will be available approximately one hour after the call ends through
February 26, 2013, at 1-877-344-7529 (U.S.) or +1-412-317-0088 (outside the U.S.). The pass code is 3791122. A webcast replay will be available at http://ir.westernunion.com.

Please note: All statements made by Western Union officers on this call are the property of Western Union and subject to copyright protection. Other than the replay, Western Union has not authorized, and disclaims responsibility for, any recording, replay or distribution of any transcription of this call.

Safe Harbor Compliance Statement for Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “believes,” “estimates,” “guides,” “provides guidance,” “provides outlook” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Readers of this press release by The Western Union Company (the “Company,” “Western Union,” “we,” “our” or “us”) should not rely solely on the forward-looking statements and should consider all uncertainties and risks discussed in the “Risk Factors” section and throughout the Annual Report on Form 10-K for the year ended December 31, 2011. The statements are only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement.

Possible events or factors that could cause results or performance to differ materially from those expressed in our forward-looking statements include the following: (i) events related to our business and industry, such as: deterioration in consumers' and clients' confidence in our business, or in money transfer and payment service providers generally; changes in general economic conditions and economic conditions in the regions and industries in which we operate, including global economic and trade downturns and financial market disruptions; political conditions and related actions in the United States and abroad which may adversely affect our business and economic conditions as a whole; failure to compete effectively in the money transfer and payment service industry with respect to global and niche or corridor money transfer providers, banks and other money transfer and payment service providers, including telecommunications providers, card associations, card-based payment providers and electronic and Internet providers; the pricing of our services and any pricing reductions, and their impact on our consumers and our financial results; our ability to adapt technology in response to changing industry and consumer needs or trends, and the potential for alternative, more technology-reliant means of money transfer and electronic payments to be less advantageous than our traditional cash/agent model; our failure to develop and introduce new services and enhancements, and gain market acceptance of such services; changes in, and failure to manage effectively exposure to, foreign exchange rates, including the impact of the regulation of foreign exchange spreads on money transfers and payment transactions; interruptions of United States government relations with countries in which we have or are implementing significant business relationships with agents or clients; changes in immigration laws, interruptions in immigration patterns and other factors related to migrants; events requiring us to write down our goodwill; mergers, acquisitions and integration of acquired businesses and technologies into our Company, including Travelex Global Business Payments, and the realization of anticipated financial benefits from these acquisitions; decisions to change our business mix; failure to manage credit and fraud risks presented by our agents, clients and consumers or non-performance by our banks, lenders, other financial services providers or insurers; adverse movements and volatility in capital markets and other events which affect our liquidity, the liquidity of our agents or clients, or the value of, or our ability to recover our investments or amounts payable to us; any material breach of security or safeguards of or interruptions in any of our systems; our ability to attract and retain qualified key employees and to manage our workforce successfully; our ability to maintain our agent network and business relationships under terms consistent with or more advantageous to us than those currently in place; adverse rating actions by credit rating agencies; our ability to realize the anticipated benefits from productivity and cost-savings and other related initiatives, which may include decisions to downsize or to transition operating activities from one location to another, and to minimize any disruptions in our workforce that may result from those initiatives; our ability to protect our brands and our other intellectual property rights; our failure to manage the potential both for patent protection and patent liability in the context of a rapidly developing legal framework for intellectual property protection; changes in tax laws and unfavorable resolution of tax contingencies; cessation of or defects in various services provided to us by third-party vendors; material changes in the market value or liquidity of securities that we hold; restrictions imposed by our debt obligations; significantly slower growth or declines in the money transfer, payment service, and other markets in which we operate; and changes in industry standards affecting our business; (ii) events related to our regulatory and litigation environment, such as: the failure by us, our agents or their subagents to comply with laws and regulations designed to detect and prevent money laundering, terrorist financing, fraud and other illicit activity, or regulator of judicial interpretations thereof, and increased costs or loss of business associated with compliance with those laws and regulations; changes in United States or foreign laws, rules and regulations including the Internal Revenue Code, governmental or judicial interpretations thereof and industry practices and standards, including the impact of the Foreign Account Tax Compliance Act; liabilities resulting from a failure of our agents or their subagents to comply with laws and regulations; increased costs or loss of business due to regulatory initiatives and changes in laws, regulations and industry practices and standards affecting us, our agents, or their subagents; liabilities and unanticipated developments resulting from governmental investigations and consent agreements with, or enforcement actions by, regulators, including those associated with compliance with, failure to comply with, or extension of, the settlement agreement with the State of Arizona; the impact on our business from the Dodd-Frank Wall Street Reform and Consumer Protection Act, the rules promulgated there-under, and the actions of the Consumer Financial Protection Bureau; liabilities resulting from litigation, including class-action lawsuits and similar matters, including costs, expenses, settlements and judgments; failure to comply with regulations regarding consumer privacy and data use and security; effects of unclaimed property laws; failure to maintain sufficient amounts or types of regulatory capital to meet the changing requirements of our regulators worldwide; and changes in accounting standards, rules and interpretations; and (iii) other events, such as: adverse tax consequences from our spin-off from First Data Corporation; catastrophic events; and management's ability to identify and manage these and other risks.

About Western Union

The Western Union Company (NYSE: WU) is a leader in global payment services. Together with its Vigo, Orlandi Valuta, Pago Facil and Western Union Business Solutions branded payment services, Western Union provides consumers and businesses with fast, reliable and convenient ways to send and receive money around the world, to send payments and to purchase money orders. As of December 31, 2012, the Western Union, Vigo and Orlandi Valuta branded services were offered through a combined network of approximately 510,000 agent locations in 200 countries and territories. In 2012, The Western Union Company completed 231 million consumer-to-consumer transactions worldwide, moving $79 billion of principal between consumers, and 432 million business payments. For more information, visit www.westernunion.com.

WU-F, WU-G

THE WESTERN UNION COMPANY
KEY STATISTICS
(Unaudited)

	Notes*	4Q11	FY2011	1Q12	2Q12	3Q12	4Q12	FY2012
Consolidated Metrics
Consolidated revenues (GAAP) - YoY % change		5%	6%	9%	4%	1%	0%	3%
Consolidated revenues (constant currency) - YoY % change	a	6%	5%	9%	7%	3%	0%	5%
Agent locations		485,000	485,000	495,000	510,000	510,000	510,000	510,000

Consumer-to-Consumer (C2C) Segment
Revenues (GAAP) - YoY % change		3%	5%	4%	0%	(4)%	(2)%	(1)%
Revenues (constant currency) - YoY % change	e	3%	4%	5%	3%	(1)%	(2)%	1%
Operating margin		28.0%	28.6%	27.7%	28.5%	29.4%	25.0%	27.6%

Transactions (in millions)		59.00	225.79	56.37	58.49	57.47	58.65	230.98
Transactions - YoY% change		5%	6%	7%	4%	0%	(1)%	2%

Total principal ($ - billions)		20.6	81.3	19.5	20.1	19.7	20.0	79.3
Principal per transaction ($ - dollars)		349	360	346	344	342	341	343
Principal per transaction - YoY % change		(2)%	1%	(4)%	(6)%	(6)%	(2)%	(5)%
Principal per transaction (constant currency) - YoY % change	f	(1)%	0%	(3)%	(3)%	(3)%	(2)%	(3)%

Cross-border principal ($ - billions)		18.5	73.2	17.5	18.2	17.6	18.0	71.3
Cross-border principal - YoY % change		2%	7%	2%	(2)%	(7)%	(3)%	(3)%
Cross-border principal (constant currency) - YoY % change	g	3%	5%	3%	1%	(4)%	(2)%	0%

Europe and CIS region revenues - YoY % change	s, t	(1)%	3%	0%	(8)%	(9)%	(5)%	(6)%
Europe and CIS region transactions - YoY % change	s, t	(1)%	1%	1%	(2)%	(3)%	0%	(1)%

North America region revenues - YoY % change	s, u	2%	3%	5%	0%	(8)%	(9)%	(3)%
North America region transactions - YoY % change	s, u	5%	7%	6%	2%	(5)%	(6)%	(1)%

Middle East and Africa region revenues - YoY % change	s, v	2%	4%	6%	3%	0%	3%	3%
Middle East and Africa region transactions - YoY % change	s, v	4%	3%	9%	9%	4%	6%	7%

APAC region revenues - YoY % change	s, w	6%	10%	7%	4%	1%	0%	3%
APAC region transactions - YoY % change	s, w	9%	9%	6%	5%	2%	0%	3%

LACA region revenues - YoY % change	s, x	3%	7%	2%	5%	4%	2%	3%
LACA region transactions - YoY % change	s, x	5%	5%	8%	5%	(2)%	(5)%	1%

THE WESTERN UNION COMPANY
KEY STATISTICS
(Unaudited)

	Notes*	4Q11	FY2011	1Q12	2Q12	3Q12	4Q12	FY2012
westernunion.com region revenues - YoY % change	s, y	39%	37%	39%	23%	22%	16%	24%
westernunion.com region transactions - YoY % change	s, y	35%	29%	41%	35%	40%	46%	41%

International revenues (GAAP) - YoY % change	z	2%	5%	4%	0%	(2)%	(1)%	0%
International revenues (constant currency) - YoY % change	h, z	3%	4%	4%	3%	1%	0%	2%
International transactions - YoY % change	z	5%	5%	6%	4%	0%	0%	3%
International principal per transaction ($ - dollars)	z	381	393	378	378	378	376	377
International principal per transaction - YoY % change	z	(1)%	3%	(3)%	(5)%	(6)%	(1)%	(4)%
International principal per transaction (constant currency) - YoY % change	i, z	(1)%	1%	(2)%	(2)%	(2)%	(1)%	(2)%

International revenues excl. US origination (GAAP) - YoY % change	aa	2%	6%	4%	(1)%	(2)%	1%	0%
International revenues excl. US origination (constant currency) - YoY % change	j, aa	3%	4%	4%	3%	2%	2%	3%
International transactions excl. US origination - YoY % change	aa	5%	6%	7%	5%	2%	3%	4%

Electronic channels revenues - YoY % change	bb	36%	35%	38%	26%	25%	22%	27%

Consumer-to-Business (C2B) Segment
Revenues (GAAP) - YoY % change		2%	1%	1%	(3)%	(5)%	(1)%	(2)%
Revenues (constant currency) - YoY % change	k	3%	2%	3%	0%	(2)%	2%	1%
Operating margin		27.3%	23.9%	26.5%	22.4%	25.3%	17.0%	22.8%

Business Solutions (B2B) Segment
Revenues (GAAP) - YoY % change		**	**	**	**	**	**	**
Revenues (constant currency) - YoY % change	l	**	**	**	**	**	**	**
Operating margin		(2.8)%	(6.0)%	(17.0)%	(15.7)%	(7.9)%	(19.4)%	(14.9)%

% of Total Company Revenue
Consumer-to-Consumer segment revenues		83%	84%	81%	81%	81%	81%	81%
Consumer-to-Business segment revenues		11%	11%	11%	11%	10%	11%	11%
Business Solutions segment revenues		5%	3%	6%	6%	7%	6%	6%
Consumer-to-Consumer region revenues:
Europe and CIS revenues	s, t	23%	24%	22%	22%	22%	22%	22%
North America revenues	s, u	21%	22%	21%	21%	20%	19%	20%
Middle East and Africa revenues	s, v	16%	15%	15%	15%	15%	16%	15%
APAC revenues	s, w	12%	12%	12%	12%	12%	12%	12%
LACA revenues	s, x	9%	9%	9%	9%	9%	9%	9%
westernunion.com revenues	s, y	2%	2%	2%	2%	3%	3%	3%
Electronic channels revenues	bb	3%	3%	3%	3%	4%	4%	4%
Prepaid revenues	cc	1%	1%	1%	1%	1%	1%	1%
Marketing expense	dd	4.4%	4.1%	3.8%	3.7%	4.2%	5.1%	4.2%

* See page 16 of the press release for the applicable Note references and the reconciliation of non-GAAP financial measures.

** Calculation of growth percentage is not meaningful due to the impact of the TGBP acquisition in November 2011.

THE WESTERN UNION COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Revenues:
Transaction fees	$1,057.2	$1,082.0	(2)%	$4,210.0	$4,220.2	0%
Foreign exchange revenues	337.0	321.7	5%	1,332.7	1,151.2	16%
Other revenues	30.5	27.6	11%	122.1	120.0	2%
Total revenues	1,424.7	1,431.3	0%	5,664.8	5,491.4	3%

Expenses:
Cost of services (a)	817.4	792.4	3%	3,194.2	3,102.0	3%
Selling, general and administrative (b)	321.3	280.5	15%	1,140.6	1,004.4	14%
Total expenses	1,138.7	1,072.9	6%	4,334.8	4,106.4	6%

Operating income	286.0	358.4	(20)%	1,330.0	1,385.0	(4)%

Other income/(expense):
Interest income	1.4	1.6	(13)%	5.5	5.2	6%
Interest expense	(45.5)	(47.6)	(4)%	(179.6)	(181.9)	(1)%
Derivative gains/(losses), net	(0.5)	18.7	(c)	0.5	14.0	(96)%
Other income, net	3.4	21.5	(84)%	12.4	52.3	(76)%
Total other expense, net	(41.2)	(5.8)	(c)	(161.2)	(110.4)	46%

Income before income taxes	244.8	352.6	(31)%	1,168.8	1,274.6	(8)%
Provision for/(benefit from) income taxes	6.9	(99.7)	(c)	142.9	109.2	31%

Net income	$237.9	$452.3	(47)%	$1,025.9	$1,165.4	(12)%

Earnings per share:
Basic	$0.40	$0.73	(45)%	$1.70	$1.85	(8)%
Diluted	$0.40	$0.73	(45)%	$1.69	$1.84	(8)%

Weighted-average shares outstanding:
Basic	588.0	619.4		604.9	630.6
Diluted	590.2	621.7		607.4	634.2

Cash dividends declared per common share	$0.125	$0.08	56%	$0.425	$0.31	37%

__________
(a)
Cost of services includes productivity and cost-savings initiatives of $5.5 million for the three and twelve months ended December 31, 2012. Additionally, cost of services includes TGBP integration expense of $2.9 million and $8.9 million for the three and twelve months ended December 31, 2012, respectively, and restructuring and related expenses of $10.6 million for the twelve months ended December 31, 2011.

(b)
Selling, general and administrative includes productivity and cost-savings initiatives of $25.4 million for the three and twelve months ended December 31, 2012. Additionally, selling, general and administrative includes TGBP integration expense of $8.7 million and $33.9 million for the three and twelve months ended December 31, 2012, respectively, and restructuring and related expenses of $36.2 million for the twelve months ended December 31, 2011.

(c) Calculation not meaningful.

THE WESTERN UNION COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in millions, except per share amounts)

	December 31,
	2012	2011
Assets
Cash and cash equivalents (a)	$1,776.5	$1,370.9
Settlement assets	3,114.6	3,091.2
Property and equipment, net of accumulated depreciation of
$384.5 and $429.7, respectively	196.1	198.1
Goodwill	3,179.7	3,198.9
Other intangible assets, net of accumulated amortization of
$519.7 and $462.5, respectively	878.9	847.4
Other assets	319.9	363.4
Total assets	$9,465.7	$9,069.9

Liabilities and Stockholders' Equity
Liabilities:
Accounts payable and accrued liabilities	$556.2	$535.0
Settlement obligations	3,114.6	3,091.2
Income taxes payable	218.3	302.4
Deferred tax liability, net	352.1	389.7
Borrowings	4,029.2	3,583.2
Other liabilities	254.7	273.6
Total liabilities	8,525.1	8,175.1

Stockholders' equity:
Preferred stock, $1.00 par value; 10 shares authorized;
no shares issued	—	—
Common stock, $0.01 par value; 2,000 shares authorized;
572.1 shares and 619.4 shares issued and outstanding as of
December 31, 2012 and 2011, respectively	5.7	6.2
Capital surplus	332.8	247.1
Retained earnings	754.7	760.0
Accumulated other comprehensive loss	(152.6)	(118.5)
Total stockholders' equity	940.6	894.8
Total liabilities and stockholders' equity	$9,465.7	$9,069.9

__________
(a) Approximately $930 million was held by entities outside of the United States as of December 31, 2012.

THE WESTERN UNION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	Twelve Months Ended December 31,
	2012	2011
Cash Flows From Operating Activities
Net income	$1,025.9	$1,165.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	61.7	61.0
Amortization	184.4	131.6
Deferred income tax (benefit)/provision	(35.2)	21.2
Gain on revaluation of equity interests	—	(49.9)
Other non-cash items, net	77.2	29.8
Increase/(decrease) in cash, excluding the effects of acquisitions, resulting from changes in:
Other assets	(27.8)	(27.7)
Accounts payable and accrued liabilities	9.3	(43.0)
Income taxes payable (a)	(79.9)	(62.3)
Other liabilities	(30.3)	(51.2)
Net cash provided by operating activities	1,185.3	1,174.9

Cash Flows From Investing Activities
Capitalization of contract costs	(174.9)	(96.7)
Capitalization of purchased and developed software	(32.4)	(13.0)
Purchases of property and equipment	(60.9)	(52.8)
Acquisition of businesses, net of cash acquired	10.0	(1,218.6)
Net proceeds from settlement of foreign currency forward contracts related to acquisitions	—	20.8
Net cash used in investing activities	(258.2)	(1,360.3)

Cash Flows From Financing Activities
Proceeds from exercise of options	53.4	100.0
Cash dividends paid	(254.2)	(194.2)
Common stock repurchased	(766.5)	(803.9)
Net (repayments of)/proceeds from commercial paper	(297.0)	297.0
Net proceeds from issuance of borrowings	742.8	696.3
Principal payments on borrowings	—	(696.3)
Net cash used in financing activities	(521.5)	(601.1)

Net change in cash and cash equivalents	405.6	(786.5)
Cash and cash equivalents at beginning of year	1,370.9	2,157.4
Cash and cash equivalents at end of year	$1,776.5	$1,370.9

__________
(a)
The Company made tax payments of $92.4 million through the fourth quarter of 2012 due to the December 2011 agreement with the United States Internal Revenue Services ("IRS") resolving substantially all of the issues related to the restructuring of our international operations in 2003 ("IRS Agreement").

THE WESTERN UNION COMPANY
SUMMARY SEGMENT DATA
(Unaudited)
(in millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	Change	2012	2011	Change
Revenues:
Consumer-to-Consumer (C2C):
Transaction fees	$890.4	$920.2	(3)%	$3,545.6	$3,580.2	(1)%
Foreign exchange revenues	250.6	253.1	(1)%	988.5	983.1	1%
Other revenues	12.2	8.6	42%	50.2	45.1	11%
Total Consumer-to-Consumer:	1,153.2	1,181.9	(2)%	4,584.3	4,608.4	(1)%

Consumer-to-Business (C2B):
Transaction fees	144.1	146.3	(2)%	573.6	581.8	(1)%
Foreign exchange revenues	0.9	1.0	(10)%	3.4	5.7	(40)%
Other revenues	7.1	6.6	8%	26.9	28.4	(5)%
Total Consumer-to-Business:	152.1	153.9	(1)%	603.9	615.9	(2)%

Business Solutions (B2B) (a):
Transaction fees	8.9	2.8	(d)	34.9	5.9	(d)
Foreign exchange revenues	83.5	65.2	(d)	332.0	154.6	(d)
Other revenues	0.2	0.2	(d)	0.5	0.6	(d)
Total Business Solutions:	92.6	68.2	(d)	367.4	161.1	(d)

Other:
Total revenues	26.8	27.3	(2)%	109.2	106.0	3%

Total consolidated revenues	$1,424.7	$1,431.3	0%	$5,664.8	$5,491.4	3%

Operating income/(loss):
Consumer-to-Consumer	$287.9	$331.3	(13)%	$1,266.9	$1,316.0	(4)%
Consumer-to-Business	25.8	42.0	(39)%	137.6	146.9	(6)%
Business Solutions (b)	(18.0)	(1.9)	(d)	(54.8)	(9.6)	(d)
Other	(9.7)	(13.0)	(d)	(19.7)	(21.5)	(d)
Total segment operating income	286.0	358.4	(20)%	1,330.0	1,431.8	(7)%
Restructuring and related expenses (c)	—	—	(d)	—	(46.8)	(d)
Total consolidated operating income	$286.0	$358.4	(20)%	$1,330.0	$1,385.0	(4)%

Operating income/(loss) margin:
Consumer-to-Consumer	25.0%	28.0%	(3.0)%	27.6%	28.6%	(1.0)%
Consumer-to-Business	17.0%	27.3%	(10.3)%	22.8%	23.9%	(1.1)%
Business Solutions	(19.4)%	(2.8)%	(16.6)%	(14.9)%	(6.0)%	(8.9)%
Total consolidated operating income margin	20.1%	25.0%	(4.9)%	23.5%	25.2%	(1.7)%

Depreciation and amortization:
Consumer-to-Consumer	$39.0	$36.6	7%	$158.2	$141.0	12%
Consumer-to-Business	3.4	4.5	(24)%	14.7	18.8	(22)%
Business Solutions	17.7	13.1	(d)	65.7	26.8	(d)
Other	1.9	1.2	58%	7.5	4.7	60%
Total segment depreciation and amortization	62.0	55.4	12%	246.1	191.3	29%
Restructuring and related expenses (c)	—	—	(d)	—	1.3	(d)
Total consolidated depreciation and amortization	$62.0	$55.4	12%	$246.1	$192.6	28%

__________
(a)
The significant change in Business Solutions revenues for the three and twelve months ended December 31, 2012 was primarily the result of the acquisition of Travelex Global Business Payments on November 7, 2011.

(b)
Business Solutions operating loss includes TGBP integration expense of $11.6 million and $42.8 million for the three and twelve months ended December 31, 2012, respectively, and $4.8 million for the three and twelve months ended December 31, 2011.

(c)
Restructuring and related expenses are excluded from the measurement of segment operating profit provided to the Chief Operating Decision Maker for purposes of assessing segment performance and decision making with respect to resource allocation.

(d) Calculation not meaningful.

THE WESTERN UNION COMPANY
NOTES TO KEY STATISTICS
(in millions, unless indicated otherwise)
(Unaudited)

Western Union’s management believes the non-GAAP financial measures presented provide meaningful supplemental information regarding our operating results to assist management, investors, analysts, and others in understanding our financial results and to better analyze trends in our underlying business, because they provide consistency and comparability to prior periods.
A non-GAAP financial measure should not be considered in isolation or as a substitute for the most comparable GAAP financial measure. A non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to the corresponding GAAP financial measure, provide a more complete understanding of our business. Users of the financial statements are encouraged to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is included below.
All adjusted year-over-year changes were calculated using prior year reported amounts, unless indicated otherwise.

		4Q11	FY2011	1Q12	2Q12	3Q12	4Q12	FY2012
	Consolidated Metrics
(a)	Revenues, as reported (GAAP)	$1,431.3	$5,491.4	$1,393.4	$1,425.1	$1,421.6	$1,424.7	$5,664.8
	Foreign currency translation impact (m)	10.4	(38.0)	8.1	34.6	37.7	13.4	93.8
	Revenues, constant currency adjusted	$1,441.7	$5,453.4	$1,401.5	$1,459.7	$1,459.3	$1,438.1	$5,758.6
	Prior year revenues, as reported (GAAP)	$1,357.0	$5,192.7	$1,283.0	$1,366.3	$1,410.8	$1,431.3	$5,491.4
	Pro forma prior year revenues, TGBP adjusted (n)	N/A	N/A	$1,338.0	$1,426.0	$1,474.8	$1,456.2	$5,695.0
	Revenue change, as reported (GAAP)	5%	6%	9%	4%	1%	0%	3%
	Revenue change, constant currency adjusted	6%	5%	9%	7%	3%	0%	5%
	Pro forma revenue change, TGBP adjusted	N/A	N/A	4%	0%	(4)%	(2)%	(1)%
	Pro forma revenue change, TGBP and constant currency adjusted (m)	N/A	N/A	5%	2%	(1)%	(1)%	1%

(b)	Operating income, as reported (GAAP)	$358.4	$1,385.0	$332.5	$345.9	$365.6	$286.0	$1,330.0
	Reversal of restructuring and related expenses (o)	—	46.8	N/A	N/A	N/A	N/A	N/A
	Reversal of TGBP integration expense (p)	4.8	4.8	6.4	14.5	10.3	11.6	42.8
	Operating income, excl. restructuring and TGBP
	integration expense	$363.2	$1,436.6	$338.9	$360.4	$375.9	$297.6	$1,372.8
	Operating income margin, as reported (GAAP)	25.0%	25.2%	23.9%	24.3%	25.7%	20.1%	23.5%
	Operating income margin, excl. restructuring	25.0%	26.1%	23.9%	24.3%	25.7%	20.1%	23.5%
	Operating income margin, excl. restructuring and TGBP
	integration expense	25.4%	26.2%	24.3%	25.3%	26.4%	20.9%	24.2%

(c)	Operating income, as reported (GAAP)	$358.4	$1,385.0	$332.5	$345.9	$365.6	$286.0	$1,330.0
	Reversal of depreciation and amortization (q)	55.4	192.6	63.9	59.0	61.2	62.0	246.1
	EBITDA (q)	$413.8	$1,577.6	$396.4	$404.9	$426.8	$348.0	$1,576.1
	Reversal of restructuring and related expenses (o)	—	45.5	N/A	N/A	N/A	N/A	N/A
	Reversal of TGBP integration expense excluding trademark
	amortization (p)	4.8	4.8	6.4	13.0	9.5	11.4	40.3
	EBITDA, excl. restructuring and TGBP integration expense	$418.6	$1,627.9	$402.8	$417.9	$436.3	$359.4	$1,616.4
	EBITDA margin	28.9%	28.7%	28.4%	28.4%	30.0%	24.4%	27.8%
	EBITDA margin, excl. restructuring and TGBP integration expense	29.2%	29.6%	28.9%	29.3%	30.7%	25.2%	28.5%

THE WESTERN UNION COMPANY
NOTES TO KEY STATISTICS
(in millions, unless indicated otherwise)
(Unaudited)

		4Q11	FY2011	1Q12	2Q12	3Q12	4Q12	FY2012
	Consolidated Metrics (continued)
(d)	Net income, as reported (GAAP)	$452.3	$1,165.4	$247.3	$271.2	$269.5	$237.9	$1,025.9
	Reversal of restructuring and related expenses, net of income
	tax benefit (o)	—	32.0	N/A	N/A	N/A	N/A	N/A
	Net income, restructuring adjusted	$452.3	$1,197.4	$247.3	$271.2	$269.5	$237.9	$1,025.9
	Reversal of IRS Agreement tax provision benefit (r)	(204.7)	(204.7)	N/A	N/A	N/A	N/A	N/A
	Net income, restructuring and IRS Agreement adjusted	$247.6	$992.7	$247.3	$271.2	$269.5	$237.9	$1,025.9
	Reversal of TGBP integration expense, net of income tax
	benefit (p)	3.1	3.1	4.3	10.2	6.9	9.3	30.7
	Net income, restructuring, IRS Agreement and TGBP integration
	expense adjusted	$250.7	$995.8	$251.6	$281.4	$276.4	$247.2	$1,056.6
	Diluted earnings per share ("EPS"), as reported
	(GAAP) ($ - dollars)	$0.73	$1.84	$0.40	$0.44	$0.45	$0.40	$1.69
	Impact from restructuring and related expenses, net of income tax
	benefit (o) ($ - dollars)	—	0.05	N/A	N/A	N/A	N/A	N/A
	Diluted EPS, restructuring adjusted ($ - dollars)	$0.73	$1.89	$0.40	$0.44	$0.45	$0.40	$1.69
	Impact from IRS Agreement tax provision benefit (r) ($ - dollars)	(0.33)	(0.32)	N/A	N/A	N/A	N/A	N/A
	Diluted EPS, restructuring and IRS Agreement adjusted ($ - dollars)	$0.40	$1.57	$0.40	$0.44	$0.45	$0.40	$1.69
	Impact from TGBP integration expense, net of income tax
	benefit (p) ($ - dollars)	—	—	—	0.02	0.01	0.02	0.05
	Diluted EPS, restructuring, IRS Agreement and TGBP integration
	expense adjusted ($ - dollars)	$0.40	$1.57	$0.40	$0.46	$0.46	$0.42	$1.74
	Diluted weighted-average shares outstanding	621.7	634.2	621.9	613.1	604.2	590.2	607.4

THE WESTERN UNION COMPANY
NOTES TO KEY STATISTICS
(in millions, unless indicated otherwise)
(Unaudited)

		4Q11	FY2011	1Q12	2Q12	3Q12	4Q12	FY2012
	Consumer-to-Consumer Segment
(e)	Revenues, as reported (GAAP)	$1,181.9	$4,608.4	$1,124.6	$1,155.0	$1,151.5	$1,153.2	$4,584.3
	Foreign currency translation impact (m)	8.0	(39.1)	5.2	30.1	32.8	9.5	77.6
	Revenues, constant currency adjusted	$1,189.9	$4,569.3	$1,129.8	$1,185.1	$1,184.3	$1,162.7	$4,661.9
	Prior year revenues, as reported (GAAP)	$1,151.8	$4,383.4	$1,078.1	$1,155.1	$1,193.3	$1,181.9	$4,608.4
	Revenue change, as reported (GAAP)	3%	5%	4%	0%	(4)%	(2)%	(1)%
	Revenue change, constant currency adjusted	3%	4%	5%	3%	(1)%	(2)%	1%

(f)	Principal per transaction, as reported ($ - dollars)	$349	$360	$346	$344	$342	$341	$343
	Foreign currency translation impact (m) ($ - dollars)	2	(6)	3	11	12	2	8
	Principal per transaction, constant currency adjusted ($ - dollars)	$351	$354	$349	$355	$354	$343	$351
	Prior year principal per transaction, as reported ($ - dollars)	$356	$355	$360	$365	$366	$349	$360
	Principal per transaction change, as reported	(2)%	1%	(4)%	(6)%	(6)%	(2)%	(5)%
	Principal per transaction change, constant currency adjusted	(1)%	0%	(3)%	(3)%	(3)%	(2)%	(3)%

(g)	Cross-border principal, as reported ($ - billions)	$18.5	$73.2	$17.5	$18.2	$17.6	$18.0	$71.3
	Foreign currency translation impact (m) ($ - billions)	0.2	(1.2)	0.2	0.6	0.7	0.1	1.6
	Cross-border principal, constant currency adjusted ($ - billions)	$18.7	$72.0	$17.7	$18.8	$18.3	$18.1	$72.9
	Prior year cross-border principal, as reported ($ - billions)	$18.1	$68.6	$17.1	$18.6	$19.0	$18.5	$73.2
	Cross-border principal change, as reported	2%	7%	2%	(2)%	(7)%	(3)%	(3)%
	Cross-border principal change, constant currency adjusted	3%	5%	3%	1%	(4)%	(2)%	0%

(h)	International revenues, as reported (GAAP)	$995.5	$3,855.8	$936.9	$964.3	$971.6	$985.0	$3,857.8
	Foreign currency translation impact (m)	7.5	(38.0)	4.9	29.2	32.4	10.2	76.7
	International revenues, constant currency adjusted	$1,003.0	$3,817.8	$941.8	$993.5	$1,004.0	$995.2	$3,934.5
	Prior year international revenues, as reported (GAAP)	$972.4	$3,669.2	$901.7	$962.9	$995.7	$995.5	$3,855.8
	International revenue change, as reported (GAAP)	2%	5%	4%	0%	(2)%	(1)%	0%
	International revenue change, constant currency adjusted	3%	4%	4%	3%	1%	0%	2%

THE WESTERN UNION COMPANY
NOTES TO KEY STATISTICS
(in millions, unless indicated otherwise)
(Unaudited)

		4Q11	FY2011	1Q12	2Q12	3Q12	4Q12	FY2012
	Consumer-to-Consumer Segment (continued)
(i)	International principal per transaction, as reported ($ - dollars)	$381	$393	$378	$378	$378	$376	$377
	Foreign currency translation impact (m) ($ - dollars)	3	(8)	4	14	15	2	9
	International principal per transaction, constant currency
	adjusted ($ - dollars)	$384	$385	$382	$392	$393	$378	$386
	Prior year international principal per transaction,
	as reported ($ - dollars)	$386	$382	$390	$399	$401	$381	$393
	International principal per transaction change, as reported	(1)%	3%	(3)%	(5)%	(6)%	(1)%	(4)%
	International principal per transaction change,
	constant currency adjusted	(1)%	1%	(2)%	(2)%	(2)%	(1)%	(2)%

(j)	International excl. US origination revenues, as reported (GAAP)	$815.5	$3,158.5	$759.6	$784.1	$802.6	$824.7	$3,171.0
	Foreign currency translation impact (m)	7.5	(38.0)	4.9	29.2	32.4	10.2	76.7
	International excl. US origination revenues, constant
	currency adjusted	$823.0	$3,120.5	$764.5	$813.3	$835.0	$834.9	$3,247.7
	Prior year international excl. US origination revenues,
	as reported (GAAP)	$797.6	$2,990.9	$732.2	$788.6	$822.2	$815.5	$3,158.5
	International excl. US origination revenues change, as
	reported (GAAP)	2%	6%	4%	(1)%	(2)%	1%	0%
	International excl. US origination revenues change, constant
	currency adjusted	3%	4%	4%	3%	2%	2%	3%

THE WESTERN UNION COMPANY
NOTES TO KEY STATISTICS
(in millions, unless indicated otherwise)
(Unaudited)

		4Q11	FY2011	1Q12	2Q12	3Q12	4Q12	FY2012
	Consumer-to-Business Segment
(k)	Revenues, as reported (GAAP)	$153.9	$615.9	$155.1	$149.4	$147.3	$152.1	$603.9
	Foreign currency translation impact (m)	2.5	6.4	2.9	3.5	4.2	4.9	15.5
	Revenues, constant currency adjusted	$156.4	$622.3	$158.0	$152.9	$151.5	$157.0	$619.4
	Prior year revenues, as reported (GAAP)	N/A	$610.7	$153.2	$153.5	$155.3	$153.9	$615.9
	Revenue change, as reported (GAAP)	2%	1%	1%	(3)%	(5)%	(1)%	(2)%
	Revenue change, constant currency adjusted	3%	2%	3%	0%	(2)%	2%	1%

	Business Solutions Segment
(l)	Revenues, as reported (GAAP)	$68.2	$161.1	$86.9	$92.5	$95.4	$92.6	$367.4
	Foreign currency translation impact (m)	(0.1)	(5.7)	(0.1)	0.9	0.6	(1.0)	0.4
	Revenues, constant currency adjusted	$68.1	$155.4	$86.8	$93.4	$96.0	$91.6	$367.8
	Prior year revenues, as reported (GAAP)	N/A	$106.7	$27.9	$31.4	$33.6	$68.2	$161.1
	Pro forma prior year revenues, TGBP adjusted (n)	N/A	N/A	$82.9	$91.1	$97.6	$93.1	$364.7
	Revenue change, as reported (GAAP)	**	**	**	**	**	**	**
	Revenue change, constant currency adjusted	**	**	**	**	**	**	**
	Pro forma revenue change, TGBP adjusted	N/A	N/A	5%	2%	(2)%	(1)%	1%
	Pro forma revenue change, TGBP and constant currency adjusted (m)	N/A	N/A	4%	4%	0%	(2)%	2%

	2013 Outlook Metrics
	Operating income margin (GAAP)	20.0%
	Depreciation and amortization impact	4.5%
	EBITDA margin (q)	24.5%

	Operating cash flow (GAAP)	$900
	Payments on IRS Agreement (r)	100
	Operating cash flow, IRS Agreement adjusted	$1,000

THE WESTERN UNION COMPANY
NOTES TO KEY STATISTICS
(in millions, unless indicated otherwise)
(Unaudited)

Non-GAAP related notes:
(m)
Represents the impact from the fluctuation in exchange rates between all foreign currency denominated amounts and the United States dollar. Constant currency results exclude any benefit or loss caused by foreign exchange fluctuations between foreign currencies and the United States dollar, net of foreign currency hedges, which would not have occurred if there had been a constant exchange rate. In pro forma calculations, also includes the currency impact of $0.3 million and $(2.6) million for the three and twelve months ended December 31, 2012, respectively, associated with the acquisition of Travelex Global Business Payments ("TGBP").

(n)
Represents the pro forma incremental impact of TGBP on Consolidated and Business Solutions segment revenues. Pro forma revenues presents the results of operations of the Company and its Business Solutions segment as they may have appeared had the acquisition of TGBP occurred as of January 1, 2011. The pro forma information is provided for illustrative purposes only and does not purport to present what the actual results of operations would have been had the acquisition actually occurred on the date indicated. The results of operations for TGBP have been included in Consolidated and Business Solutions segment revenues from November 7, 2011, the date of acquisition.

(o)
Restructuring and related expenses consist of direct and incremental expenses including the impact from fluctuations in exchange rates associated with restructuring and related activities, consisting of severance, outplacement and other related benefits; facility closure and migration of the Company's IT infrastructure; and other expenses related to the relocation of various operations to new or existing Company facilities and third-party providers, including hiring, training, relocation, travel, and professional fees. Also included in the facility closure expenses are non-cash expenses related to fixed asset and leasehold improvement write-offs and the acceleration of depreciation and amortization. Restructuring and related expenses were not allocated to the segments.

(p)
TGBP integration expense consists primarily of severance and other benefits, retention, direct and incremental expense consisting of facility relocation, consolidation and closures; IT systems integration; amortization of a transitional trademark license; and other expenses such as training, travel and professional fees. Integration expense does not include costs related to the completion of the TGBP acquisition.

(q)	Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) results from taking operating income and adjusting for depreciation and amortization expenses.
(r)
Represents the impact from the tax benefit in December 2011 due to the agreement with the IRS resolving substantially all issues related to the restructuring of our international operations in 2003 of $204.7 million. The Company made tax payments of $92.4 million through the fourth quarter of 2012 and expects to make the majority of the remaining tax payments of approximately $100 million in 2013.

Other notes:
(s)
Geographic split is determined based upon the region where the money transfer is initiated and the region where the money transfer is paid. For transactions originated and paid in different regions, the Company splits the transaction count and revenue between the two regions, with each region receiving 50%. For money transfers initiated and paid in the same region, 100% of the revenue and transactions are attributed to that region. For money transfers initiated through the Company’s websites (“westernunion.com”), 100% of the revenue and transactions are attributed to that business.

(t)	Represents the Europe and the Commonwealth of Independent States ("CIS") region of our Consumer-to-Consumer segment.
(u)	Represents the North America region of our Consumer-to-Consumer segment, including the United States, Mexico, and Canada.
(v)	Represents the Middle East and Africa region of our Consumer-to-Consumer segment.
(w)	Represents the Asia Pacific ("APAC") region of our Consumer-to-Consumer segment, including India, China, and South Asia.
(x)	Represents the Latin America and the Caribbean ("LACA") region of our Consumer-to-Consumer segment.
(y)	Represents transactions initiated on westernunion.com which are primarily paid out at Western Union agent locations in the respective regions.
(z)
Represents transactions between and within foreign countries (excluding Canada and Mexico), transactions originated in the United States or Canada and paid elsewhere, and transactions originated outside the United States or Canada and paid in the United States or Canada. Excludes all transactions between or within the United States and Canada and all transactions to and from Mexico.

(aa)	Represents transactions between and within foreign countries (excluding Canada and Mexico). Excludes all transactions originated in the United States and all transactions to and from Mexico.
(bb)	Represents revenue generated from electronic channels, which include westernunion.com, account based money transfer and mobile money transfer (included in the various segments).
(cc)	Represents revenue from prepaid services. This revenue is included within Other.
(dd)	Marketing expense includes advertising, events, costs to administer loyalty programs, and the cost of employees dedicated to marketing activities.